Exhibit 10.10

                                 AGREEMENT
                                    FOR
                  PURCHASE AND SALE OF ANHYDROUS AMMONIA



        THIS AGREEMENT is made this 1st day of January, 1994, by and between Farmland Industries, Inc. (hereinafter "Seller"), a Kansas corporation, with its principal place of business in Kansas City, Missouri, and El Dorado Chemical Company (hereinafter "Buyer"), an Oklahoma corporation, with its principal place of business in El Dorado, Arkansas.
                             WITNESSETH
        WHEREAS, Seller represents that it has the right to sell certain quantities of anhydrous ammonia as hereinafter defined; and WHEREAS, Seller desires to sell and Buyer wishes to purchase the quantities of anhydrous ammonia herein stipulated upon the conditions, covenants, and agreements contained herein;

        NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, Seller and Buyer agree as follows:

        1.  QUANTITY:   Seller shall sell, transfer, convey, and deliver to
Buyer, and Buyer shall purchase and accept from Seller, not less than thirty-four thousand (34,000) tons, nor more than fifty-one thousand (51,000) tons of anhydrous ammonia during each quarter for use at El Dorado Chemical Company, EL Dorado, Arkansas via the Gulf Central Pipeline or rail. All references herein to quarters shall mean calendar quarters. Volumes are exclusive of any tons supplied to El Dorado Chemical Company from customers of El Dorado Chemical Company under tolling or conversion agreements. Seller shall not be required to sell more than twenty-two thousand (22,000) tons in any one calendar month. During the term of this Agreement, Seller shall make available each quarter the amount of anhydrous ammonia forecasted by Buyer. In the event Buyer does not take receipt of any amount made available in accordance with Buyer's quarterly forecast, Seller shall have the right to invoice Buyer for, and Buyer shall pay, within ten (10) days receipt of invoice, the full purchase price the month the shortfall occurred for that quantity of Product computed in accordance with the provisions of this Agreement. Any tons billed in a period and not shipped in that period ("Shortfall Tons") will be shipped and accepted no later than the end of the following quarter. The first Product taken in the following quarter will be the Shortfall Tons from the previous quarter. Notwithstanding the above, Buyer may take Shortfall Tons, if not fully taken in the quarter following the forecast for such tons, at a time such tons are reasonably available to Seller. Any tons shipped at a later date shall not reduce the minimum ton requirement for that quarter. Buyer's failure to forecast purchases does not relieve it from its quarterly purchase obligations set forth in this paragraph. In the event Buyer fails to provide a forecast, Buyer will be deemed to have forecasted the minimum thirty-four thousand (34,000) ton per quarter. Failure of the parties to forecast quarterly tonnage shall not excuse Buyer from its obligation to pay for minimum volume hereunder.

        2. FORECAST OF BUYER'S PURCHASES: During the term of this Agreement, Buyer shall forecast quarterly by month, its purchases for each quarter of the contract year. Buyer shall make this quarterly forecast and deliver it to Seller on or before the 15th day of the month preceding the quarter.

        3. TERM: This Agreement shall commence at 12:01 a.m., Central Standard Time, January 1, 1994, and shall continue until 11:59 p.m., Central Standard Time, December 31, 1996, unless terminated earlier in accordance with the provisions hereof and shall continue in effect thereafter for successive periods of three (3) years each, subject to the right of either party to terminate this Agreement effective December 31, 1996 or upon December 31 of the last year of each renewal period thereafter upon no less than one hundred eighty (180) days prior written notice.

        5. VERIFICATION OF POLLOCK, LA NATURAL GAS PRICES: Buyer shall have the right, at any time during the term of this Agreement, to request Seller to provide documentation to a mutually acceptable audit firm to verify that excess charges for natural gas have not been made.

        6.  DELIVERY/FREIGHT:

              (a) Pipeline - As shipper of record Seller shall invoice Buyer for all actual Gulf Central Pipeline tariff charges plus a ten cents ($.10) per short ton meter fee for tons transported by pipeline to Buyer's El Dorado, Arkansas facility. Seller will credit Buyer for all shrink refunds allowed Seller by the Gulf Central Pipeline on tons transported to El Dorado during the term of the Agreement.

              (b) Rail - Freight charges on rail shipments shall be invoiced to Buyer at either (a) the then current railroad tariff rate, or (b) a negotiated contract freight rate as agreed by the parties. Seller may invoice Buyer and Buyer shall pay Seller tank car demurrage at a daily rate of Fifty Dollars ($50) per car per day for each day commencing with the eighth day after constructive placement of the car at Buyer's destination. Such rail shipments shall be priced at the time of the order by Seller.

        7. INVOICES AND PAYMENT: Seller shall deliver invoices to Buyer as soon after the end of each calendar month as is reasonably possible. Buyer shall make payment to Seller for each month's purchases, on or before the fifteenth
(15th) day of the following month. Payment shall be made by wire transfer to such bank or banks as Seller shall designate. If at any time during the term of this Agreement, Buyer becomes delinquent in payment or in Seller's reasonable judgment there has occurred a material adverse change in the financial condition of Buyer which could reasonably be expected to impair Buyer's ability to carry out its financial obligations to Seller, Seller shall have the sole and exclusive right to require the Buyer to open an irrevocable letter of credit for the benefit of Farmland Industries, Inc., at a bank or banks, acceptable to Farmland Industries, Inc. for an amount not to exceed the result of multiplying twenty-two thousand (22,000) tons by the contract price per ton of Product in the most recently completed calendar month.

        8. DEFAULT AND NONPAYMENT: Default in payment, or failure to perform any of the terms and conditions of this Agreement, shall constitute a default by either party to this Agreement. In the event that either party (i) defaults in making payment provided for herein when due or (ii) defaults in the performance of any other material obligation provided for herein and, if such default is susceptible of cure, fails to cure any such default of a material obligation within 30 days of receipt of written notice from the non-defaulting party thereof, the non-defaulting party shall have the right, by giving written notice to the defaulting party, to immediately terminate this Agreement.

        On the occurrence of a default by either party, the nondefaulting party shall have the option to terminate this Agreement without liability of any kind as to future shipments; to alter credit terms provided to Buyer; to stop any Product in transit; to treat any default as substantially impairing the value of the whole Agreement, and hence a breach thereof. If Buyer does not pay any invoice on its due date, then all outstanding invoices of Seller to Buyer under this or any other agreement shall become immediately due and payable, and Seller may assess a finance charge of one and five-tenths percent (1.5%) per month, or the maximum legal rate, if less, on remittances not received by their due date. On the occurrence of a default by either party, the defaulting party shall be liable to the non-defaulting party for all costs, losses, and expenses incurred by such non-defaulting party by reason thereof, including reasonable attorneys' fees.

        9. PRODUCT SPECIFICATION: "Product", where used in this Agreement, means anhydrous ammonia solution of commercial grade, having ammonia (NH3) content of not less than ninety-nine and five tenths percent (99.5%), having water content of not more than five-tenths percent (0.5%), and having oil content of not more than five (5) parts per million. Anhydrous ammonia tendered to any pipeline shall meet or exceed such pipeline's Product quality specifications for anhydrous ammonia shipped therein. Seller shall be nominated as shipper of record on those volumes of anhydrous ammonia sold pursuant to this Agreement and shipped via Gulf Central Pipeline.

        10. DETERMINATION OF WEIGHTS: "Ton", where used in this Agreement, means two thousand pounds (2,000 lbs.) avoirdupois, as measured by Gulf Central Pipeline meter tickets if delivery is made by pipeline, by bills of lading if delivery is made by rail or truck.

        11. MANUFACTURE AND DELIVERY: Seller specifically reserves the right to manufacture at, or exchange to, and to deliver from, any origin, all of the anhydrous ammonia transferred to the location scheduled and agreed to quarterly pursuant to this Agreement.

        12. DISCLAIMER OF WARRANTIES: There are no warranties which extend beyond the description on the face hereof, and SELLER MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR AGAINST INFRINGEMENT OR OTHERWISE. Buyer assumes all risk and liability for the use of the Product purchased, whether used singly or in combination with other substances and for loss, damage, or injury to persons, or property of Buyer or others arising out of the use or possession of the Product; Buyer agrees to indemnify Seller from loss (including costs of defense) in connection with claims arising from use or possession of the Product.

        13. CLAIMS BY BUYER OR SELLER: Notices by Seller or Buyer of claims as to Product delivered, or for the nondelivery thereof, shall be made within thirty (30) days after delivery, or the date fixed for delivery, as the case may be, and failure to give such notice shall constitute a waiver by Seller or Buyer of all claims in respect thereto. Buyer's sole claim for loss or damage arising from nondelivery of Product hereunder shall be the difference between the price for the Product specified in this Agreement and the average price of such Product then charged by major suppliers of Product at the point of shipment specified in this Agreement, duly adjusted for freight charges. In no event shall any claims of any kind be greater than, nor shall Seller in any event be liable for, any amount in excess of the purchase price of the Product in respect of which a claim is made. SELLER SHALL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, ARISING
FROM SELLER'S PERFORMANCE OR BREACH OF THIS AGREEMENT AND/OR USE OR POSSESSION OF THE PRODUCT, OR FOR LOSS OF PROFIT FROM RESALE OF PRODUCT. No suit or legal proceeding arising upon this Agreement shall be maintainable against Seller or Buyer unless commenced or made within one (1) year after passing of title to Product, or delivery of or failure to delivery Product hereunder.

        14. CONFLICTING TERMS: Notwithstanding any provision therein to the contrary, no term in Seller's or Buyer's purchase order, acknowledgment form or other document which conflicts with the terms hereof or increases Seller's or Buyer's obligations hereunder, shall be binding on either party unless accepted in writing by both parties hereunder.

        15. WAIVER: Any waiver by Seller or Buyer of any term, provision, or condition of this Agreement, or of any default hereunder in any one or more instances shall not be deemed to be a further or continuing waiver of such term, provision or condition, or of any subsequent default hereunder.

        16. FORCE MAJEURE: Neither party will be liable for failure to perform or for delay in performing this Agreement where such failure or delay is occasioned by acts of any government, compliance with law or government regulations, acts of God, war, riots, insurrections, civil commotion or disturbances, fire, flood, or accident or by any other cause or circumstances whether of like or different character, beyond the control of the party affected thereby, including a declaration of force majeure by El Dorado Chemical Company. Failure to obtain a supply of Product by Seller from a third party supplier shall not be an event of force majeure that can be exercised by Seller, herein referred to as "events for force majeure". The party asserting that an event of force majeure has occurred shall send the other party notice thereof by cable or telex no later than three (3) days after the beginning of such claimed event setting forth a description of the event of force majeure, an estimate of its effect upon the party's ability to perform its obligations under this Agreement and the duration thereof. The notice shall be supplemented by such other information or documentation as the party receiving the notice may reasonably request. As soon as possible after the cessation of any event of force majeure, the party which asserted such event shall give the other party written notice of such cessation. Whenever possible, each party shall give the other party notice of any threatened or impending event of force majeure. If an event of force majeure affecting Seller or Buyer performance by the party affected (the "affected party") shall be excused during the continuation of the event of force majeure and the other party shall send written notice to the affected party whether the notifying party elects to (a) reduce the quantity of Product specified in this Agreement by the amount which cannot be delivered or received and/or (b) reschedule deliveries on a commercially reasonable basis for delivery during the remainder of the applicable Contract Year.

        "In the event of force majeure affecting Seller, Seller shall allocate its available Product to Buyer in the same proportion as the quantity delivered to Buyer's El Dorado, Arkansas facility hereunder during the twelve
(12) months preceding the event of force majeure is to the total quantity of all Product sold or used by Seller during such twelve (12) month period." (Provided, however, the total Product Buyer received shall not exceed the quantities in Article 2.) In the event Seller has not given written notice of cessation of force majeure, and such event of force majeure prevents deliveries of Product for more than thirty (30) consecutive days, Buyer shall have the right to terminate this Agreement.

        17. CHANGE IN STATUS
        Acquisition of Plant. In the event that El Dorado Chemical Company or affiliated company having a common parent acquires more than fifty percent (50%) interest in and to a plant or company that produces or has the capacity to produce anhydrous ammonia, Buyer may upon twelve (12) months written notice to Seller, terminate this Contract and thereafter have no further responsibility to accept or pay for any quantity of anhydrous ammonia hereunder.

        18. COMMISSION/BROKER FEES: Seller and Buyer represent that they are dealing with each other, that neither is the agent of the other, and that no broker or agent has been involved, either directly or indirectly, in consummating this Agreement and the sale of anhydrous ammonia hereunder. SELLER AGREES TO INDEMNIFY, PROTECT AND SAVE BUYER HARMLESS from the claims of any person or entity for commissions or finder's fees or similar fees in connection with the transaction set forth herein where the claimant alleges that his or its contact with this transaction is traceable to Seller. BUYER AGREES TO INDEMNIFY, PROTECT, AND SAVE SELLER HARMLESS from the entity for commissions or finder's fees or similar fees in connection with the transaction set forth herein where the claimant alleges that his or its contact with this transaction is traceable to Buyer.

        19. TAXES: Any and all taxes of any type whatsoever levied, prior to passage of title, against anhydrous ammonia transferred pursuant to this Agreement shall be paid by Seller promptly as required by law. Any and all taxes of any type whatsoever levied against the anhydrous ammonia at or upon, or subsequent to, passage of title shall be paid by Buyer promptly as required by law. Title to and risk of loss of the Product shall pass to the Buyer as the Product progressively passes into tank cars, and/or pipeline. Notwithstanding any provision to the contrary in this Agreement, with regard to sales/purchases of Product pursuant to this Agreement Buyer shall pay any and all taxes or charges that are due and owing under the federal Superfund (Comprehensive Environmental Response, Compensation and Liability Act of 1986) statutes, or regulations promulgated thereunder, as amended. Notwithstanding any provision to the contrary in this Agreement with regard to sales/purchases of Product pursuant to this Agreement, Buyer shall pay any and all taxes and charges that may become in the future due and owing because of the future enactment of any state law or regulation establishing a state tax or fee of any kind whatsoever on the manufacturing and/or sale of anhydrous ammonia or any constituent part thereof. All taxes hereunder are in addition to those prices described herein.

        20. NOTICES: No notice, actual or constructive, shall be effective against any party unless it is (1) in writing; (2) signed by the party giving the notice; and (3) sent by registered mail, postage prepaid, or personally served on the party intended to receive said notice.

        The address to be used on a mailed notice for each party shall be as follows:

    To Seller:
              Farmland Industries, Inc.        (via mail/fax)
              P. O. Box 7305, Dept. 314
              Kansas City, Missouri 64116
              FAX 816/459-5913

              Farmland Industries, Inc.         (via delivery
              3315 N. Oak Trafficway                service)
              Kansas City, Missouri 64116

    To Buyer:

              El Dorado Chemical Company      (via mail/fax)
              P.O. Box 231
              El Dorado, Arkansas 71731
              FAX: 501/863-1426
              Attn: Kevin Brown

              El Dorado Chemical Co.       (via mail/fax)
              16 S. Pennsylvania
              Oklahoma City, OK 73007
              FAX: 405/235-5067
              Attn: James Wewers
                    David Shear



        21. ALTERNATE DISPUTE RESOLUTION: In the event of any controversy arising out of or relating to this Contract, or any breach thereof, the parties agree to submit the dispute for resolution by Mini-trial, unless both parties agree that such procedure is inappropriate for the matter in controversy. Such Mini-trial shall be conducted in accordance with the Center for Public Resources (CPR) Mini-trial Agreement for Business Disputes, a copy of which is attached and may be initiated by either party by a written request to the other party.

        In the event the parties are unable to resolve the controversy through the Mini-trial, the dispute shall be submitted to binding arbitration in accordance with the rules of the Missouri Arbitration Act. V.A.M.S. 435 et. seq. (or Uniform Arbitration Act). Such arbitration shall be initiated by either party by notifying the other party in writing and requesting a panel of five (5) arbitrators from the American Arbitration Association. Alternate strikes shall be made to the panel commencing with the party requesting the arbitration until one name remains. Such individual shall be the arbitrator for the controversy. The party requesting the arbitration shall notify the arbitrator who shall hold a hearing(s) within 60 days of the notice. The arbitrator shall render a decision within 20 days after the conclusion of the hearing(s). Judgment upon the award rendered by the Arbitrator may be entered in any Court having jurisdiction thereof. All fees for such arbitration will be divided equally between the parties.

        22. MISCELLANEOUS: Buyer may offer to supply natural gas to Farmland Industries for only their monthly quantity of anhydrous ammonia for delivery at either Texas Gas or Truckline and/or LIG to be redelivered to Farmland, (Pollock), Louisiana plant. Seller will then add the appropriate interstate tariff rate as established by the transporting pipeline plus the procurement cost of two cents ($ .02) per MMBTU previously listed in Paragraph 4(b)1 of this Contract. Buyer must offer natural gas to Seller not less than fifteen
(15) days before the close of the current month for the upcoming month. Seller must accept or reject this offer within ten (10) business days before the close of the current month. This option to offer natural gas must be made to the Administrative Assistant to the Vice President of Purchasing, Engineering, and Emerging Technologies.

        This Agreement expresses the whole agreement of the parties. There are no promises, conditions, or obligations, other than those enumerated herein. This Agreement shall supersede all previous or contemporaneous communications, representations, or agreement, verbal or written, between or among the parties. No usage of trade or prior course of dealing or performance between Buyer and Seller shall be deemed to modify the terms of this Agreement.

        This Agreement shall not be assigned by either party without the prior written consent of the other party except that either party may assign its interest under this Agreement to a successor to all or any substantial portion (more than 50%) of its business or assets, or to any parent, subsidiary, or affiliated company having a common parent. Any purported assignment of this Agreement or any part thereof, except as set forth above, shall be void.

        This Agreement shall not be modified except in writing signed by the party to be charged.

        No termination of this Agreement shall affect the rights or obligations theretofore accrued.

        Headings are for reference only, and do not affect the meaning of any paragraph.

        Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect. Remedies herein reserved are cumulative and in addition to any other or further remedies Seller or Buyer may have at law or in equity.

        This Agreement shall be governed in all respects, including, but not limited to, interpretation and performance by the laws of the State of Kansas.

        No terms and conditions of this Agreement shall be binding on either Seller or Buyer, until this Agreement is signed and attested by authorized representatives of both Seller and Buyer.

        IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

FARMLAND INDUSTRIES, INC.            EL DORADO CHEMICAL COMPANY
(Seller)                             (Buyer)

By:  ____________________            By:  _____________________
Title: __________________            Title: ___________________

Date:  __________________            Date:  ___________________